Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 15, 2009, with respect to the consolidated balance sheets of Macro International, Inc. and subsidiary as of December 31, 2008 and 2007, and the consolidated statements of operations, changes in net parent investment in Macro International, Inc., and cash flows for the years then ended, which report appears in this Form 8-K/A of ICF International, Inc.

/s/ KPMG LLP

Omaha, Nebraska

June 10, 2009